EXHIBIT 5.1
August 16, 2005
Bill Barrett Corporation
1099 18th Street
Suite 2300
Denver, Colorado 80202

Re:	Bill Barrett Corporation Registration Statement on Form S-1 File No. 333-127325
Ladies and Gentlemen:
     We have acted as special counsel to Bill Barrett Corporation, a Delaware corporation (the “Company”) in connection with a Registration Statement on Form S-1 filed by the Company on August 9, 2005, under the Securities Act of 1933, as amended (the “Registration Statement”), pertaining to the registration of up to $181,585,000 of the Company’s common stock, par value $0.001 per share (the “Common Stock”). All of the Common Stock is being offered by existing stockholders of the Company. In addition, the Registration Statement includes such additional amount of Common Stock as may be registered in connection with this offering and pursuant to an abbreviated registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933 (the “Securities Act”).
     We have examined such documents and records as we deemed appropriate, including the following:
(i)	The Company’s Restated Certificate of Incorporation.

(ii)	The Company’s Bylaws.

(iii)	Resolutions duly adopted by the Board of Directors of the Company authorizing the filing of the Registration Statement.
     In the course of our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of documents executed by parties other than the Company, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity, binding effect and enforceability thereof on such parties.

Bill Barrett Corporation
August 16, 2005

     Based upon the foregoing, we are of the opinion that:
     The shares of Common Stock being offered pursuant to the Registration Statement are validly issued, fully paid and nonassessable.
     We express no opinion as to the laws of any jurisdiction other than the State of Delaware and the federal laws of the United States of America. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to the incorporation by reference of this opinion in any abbreviated registration statement, in connection with the offering covered by the Registration Statement, filed pursuant to Rule 462(b) under the Securities Act and to the reference to our firm under the caption “Legal Matters” contained in the Prospectus included therein.

Very truly yours,
/s/ PATTON BOGGS LLP
Patton Boggs LLP